Exhibit 10.4

January 24, 2006

VIA HAND DELIVERY

Dear John,

This letter agreement between you and Websense, Inc. (the “Company”) confirms an amendment to the terms of your employment agreement of May 10, 1999, between you and the Company (the “Employment Agreement”).  Under this letter agreement, a new paragraph “(m)” is hereby added to Section 4 of the Employment Agreement which paragraph reads as follows:

“(m)                         Notwithstanding the foregoing, if the Company determines that any cash severance payment benefit payable to you fails to satisfy the distribution requirement of Section 409A(a)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), as a result of Section 409A(a)(2)(B)(i) of the Code, then the payment schedule will be modified as follows:  If acceleration of the benefit will avoid application of Section 409(a)(1) of the Code, then the Company will accelerate the payment of the benefit to the minimum extent necessary so that the benefit is not subject to the provisions of Section 409A(a)(1) of the Code.  If acceleration of the benefit would not avoid the application of Section 409A(a)(1) of the Code, however, then the Company will delay the benefit to the minimum extent necessary so that the benefit is not subject to the provisions of Section 409A(a)(1) of the Code.  If any payments are delayed as a result of the previous sentence, all such delayed payments shall become payable in a lump sum on the first day they can be paid following the termination date.  Thereafter, payments will resume in accordance with the payment schedule set forth in this letter.  The Board may attach conditions to or adjust the severance amounts paid to preserve, as closely as possible, the economic consequences that would have applied in the absence of these requirements; provided, however, that no such condition or adjustment shall result in the payments being subject to Section 409A(a)(1) of the Code.”

If this amendment of the Employment Agreement is acceptable to you, please sign below and return one original to me.

Sincerely,

Gene Hodges

President and Chief Executive Officer

AGREED:

Date:	January 24, 2006
John Carrington